Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

To CoolBrands International Inc.

We hereby consent to the incorporation our report dated January 26, 2007 (except for Note 22, which is as of August 31,  2007), relating to the consolidated financial statements of CoolBrands International Inc. which are included in this Form 20-F.

"BDO Seidman, LLP"

August 31, 2007
BDO Seidman, LLP
Melville, New York